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BROWN CAPITAL MANAGEMENT

November 9, 2011

Dear Small Company Fund Shareholder:

In recent weeks, you likely received information regarding a proxy involving your Brown Capital Management Small Company Fund. Your registration suggests you seek distance from these initiatives, but I am writing to make this special request of you as one of the Small Company Fund’s largest investors.

If you have not voted by now, we ask that you give it serious consideration before the November 16, 2011 shareholder meeting. Your vote has the potential to influence reorganization and distribution initiatives that could favorably affect you and thousands of other investors. Without your vote, the Fund, and in turn, its shareholders may incur additional expenses. While it is our hope that this letter provides the incentive necessary, we appreciate that reading a ninety-six page proxy may not be a priority. If it would be helpful, I would encourage you to call Robert Young at 1-800-809-3863. Rob is a Managing Director and sits on our firm’s Management Committee. He can provide you summary insights that might be of interest.

Recognizing that we are not a household name, most invest in the Brown Capital Management Small Company Fund with a specific purpose in mind. While I do not know your primary motivation, I suspect that the risk of being unlike the majority was not a concern for you. Please help us perpetuate this uniqueness by giving this vote serious consideration. By using the telephone number on the enclosed ballot, casting your vote will take very little time, but has the potential to position your Fund favorably for many years to come. Thank you in advance for your attention.

Sincerely,

Eddie C. Brown
President and Chief Executive Officer

Enclosures

1201 North Calvert Street
Baltimore, Maryland 21202
telephone 410 837 - 3234
facsimile 410 837 - 6525
www.browncapital.com